UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 17, 2014

PETROSONIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53881	98-0585718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 Westwood Boulevard, No. 545

Los Angeles, California 90024

(Address of Principal Executive Offices)

(855) 626-3317

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2014 Petrosonic Energy, Inc. (the “Company”) entered into a Consulting Agreement with Richard Rutkowski, one of the Company’s directors. Unless terminated in accordance with its terms, the Consulting Agreement will expire on May 1, 2017, which is three years after the effective date. Pursuant to the Consulting Agreement, Mr. Rutkowski will assist the Company with developing, documenting and executing an effective business plan, operating model and business and financing strategy. Mr. Rutkowski will also provide input on related operating planning, budgeting, corporate finance and organizational development initiatives including helping to source and qualify additional candidate members of the Company’s management team and board of directors. Mr. Rutkowski will also work with management and the appropriate outside agents with the goal of enhancing and extending the Company’s intellectual property position and strategy and supporting the Company’s ability to monetize its patent estate both within its core markets and selectively in other fields of use as may apply.

In consideration for the services Mr. Rutkowski will provide, the Company will issue 2,000,000 shares of common stock to him. The Consulting Agreement may be terminated without cause on 30 days written notice by the Company provided, however, that the Company may not terminate the Consulting Agreement without cause for a period of 120 days from the effective date. If there is a material breach of or default under the Consulting Agreement, including for failure or inadequacy of Mr. Rutkowski’s performance, that is not cured upon 30 days written notice, the Company may also terminate the Consulting Agreement. The Company has the right, which may be exercised for a period of 180 days following a for cause termination, to repurchase from Mr. Rutkowski 1,000,000 shares of the stock compensation for the price of $100. The repurchase right shall expire as to 250,000 shares on each of July 31, 2014, October 31, 2014, January 31, 2015 and April 30, 2015.

The above is a brief description of the Consulting Agreement and is qualified in its entirety by the full text of the Consulting Agreement, which is attached to this Current Report as exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibits:

10.1	Contract for Services dated as of May 1, 2014 between the Company and Richard F. Rutkowski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSONIC ENERGY, INC.

June 18, 2014

/s/ Art Agolli
Art Agolli
President, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Contract for Services dated as of May 1, 2014 between the Company and Richard R. Rutkowski